UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2008

NTN BUZZTIME, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

5966 La Place Court, Suite 100 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the change in management that is discussed under Item 5.02 of this report, effective November 18, 2008, NTN Buzztime, Inc. ("we," "us," "our," or the "Company"), entered into an executive advisory agreement with Terry Bateman, a member of our board of directors.  Under the terms of this agreement, we engaged Mr. Bateman to serve as a consultant and to assist us with a strategic analysis of our operations and to advise and assist the Company’s management team as we seek to identify and employ a permanent chief executive officer.  The initial term of the agreement is for a 90-day period, which we, in our sole discretion, may extend for up to two additional 45-day periods.  In exchange for his services, we agreed to pay Mr. Bateman $20,000 per month.  Either party may terminate the relationship on at least 15-days advance notice.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective November 17, 2008, Michael Fleming resigned from his position as chairman of our board of directors and as our interim chief executive officer, and effective November 19, 2008,  Mr. Fleming resigned from our board of directors.  Mr. Fleming has been placed on inactive employee status until the letter agreement pursuant to which he was employed expires on December 31, 2008.  Until such date, we will continue to compensate Mr. Fleming pursuant to the terms of his agreement, including payment of a base salary of $33,333.33 per month.

On November 18, 2008, our board of directors appointed Jeff Berg as chairman of our board of directors and appointed Kenneth Keymer to the audit committee.  Messrs. Berg and Keymer are each current members of the board.

(c) In connection with Mr. Fleming's resignation as interim CEO, our board of directors, on November 18, 2008, established an Interim Committee of the President (the “Interim Committee”) to oversee the day-to-day running of our operations.  Our board of directors initially appointed to the Interim Committee Terry Bateman, a current member of the board of directors, whose role on the Interim Committee shall be to provide oversight on behalf of the board; Kendra Berger, our Chief Financial Officer; and Peter Boylan, our Executive Vice president of Sales and Customer Marketing.  The board may appoint one or more additional executive officers to the Interim Committee in the future.

Our board of directors continues to evaluate qualified candidates to serve as our permanent chief executive officer.

Mr. Terry Bateman, age 52, was appointed to our board of directors effective November 1, 2008.  Mr. Bateman has nearly 30 years executive experience in developing, growing, managing and selling businesses.  As a personal investor in Red Zone Capital from September 2006 to present, Mr. Bateman served as CEO of Dick Clark Productions, a television production company, from June 2007 to February 2008.  From September 2006 to June 2007, Mr. Bateman served as interim Chief Marketing Officer of the Washington Redskins, a professional football team.  From September 2005 to September 2006, Mr. Bateman served as President and Chief Executive Officer at Barton Cotton, Inc., a provider of integrated direct marketing fundraising services to non-profit organizations, and prior to that, served as its Executive Vice President of Fund Raising beginning in 1998.  He also served as President of Snyder Communications’ Marketing Services Division between 1994 to 1997.  Mr.  Bateman was Executive Vice President, Vice President and Director of Whittle Communications between 1981 to 1994, having begun his career in marketing with The Gillette Company between 1979 and 1981.  Mr. Bateman holds a B.S. in Economics from the University of Tennessee.

Ms. Kendra Berger, age 41, was appointed our chief financial officer and secretary in August 2006.  Ms. Berger served on our board of directors and as chairperson of our audit committee from July 2005 until August 2006.  From May 2005 until August 2006, Ms. Berger served as the Executive Director of Finance and Controller of Stressgen Biotechnologies, Inc., a publicly traded biopharmaceuticals company (now known as Nventa Biopharmaceuticals Corporation).  Prior to joining Stressgen, Ms. Berger served from April 2001 until May 2005 as the Vice President, Finance and Controller of Discovery Partners International, Inc., a publicly traded drug discovery services and tools company.  Prior to joining Discovery Partners International, Inc. in 2001, Ms. Berger was our chief financial officer. She is a licensed CPA.

Mr. Peter J. Boylan III, age 46, joined NTN Buzztime in July 2008 as Executive Vice President of Sales and Customer Marketing.  Prior to joining NTN Buzztime, Mr. Boylan was Vice President of Sales at Enterprise Media Networks – EMN8 from May 2005 to July 2008.  Prior to EMN8, Mr. Boylan held executive positions with The Coca-Cola Company between May 1995 and April 2005, most recently serving as Director of Sales from November 2004 to April 2005.  Mr. Boylan has over 17 years of sales, marketing, and operational experience in the hospitality and foodservice industry.  He is also a veteran of the U.S. Army where he served with the 101st and 82nd Airborne Divisions.  He earned an MBA from Wake Forest University’s Babcock Graduate School of Management and a Bachelor of Science degree in Aerospace Engineering from the U.S. Military Academy at West Point.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 21, 2008

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: November 21, 2008	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated November 21, 2008

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